Exhibit 99.1

News Release

CONTACT: Trudy P. McConnaughhay

Chief Financial Officer

(337) 235-2452

FOR IMMEDIATE RELEASE

PHI, INC. ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION FOR SENIOR NOTES

LAFAYETTE, LA — March 3, 2014 — PHI, Inc. (The Nasdaq Global Market: PHII (voting) and PHIIK (non-voting)) today announced that it is commencing a cash tender offer (the “Offer”) for any and all of its $300,000,000 aggregate principal amount of 8.625% Senior Notes due 2018 (the “Notes”) on the terms and subject to the conditions set forth in PHI’s Offer to Purchase and Consent Solicitation Statement dated March 3, 2014 (the “Offer to Purchase”). The Offer will expire at 12:00 midnight, New York City time, at the end of March 28, 2014 (such date and time, as may be extended or earlier terminated, the “Expiration Time”).

PHI is also soliciting consents for proposed amendments to the indenture under which the Notes were issued (the “Solicitation”) that would eliminate most of the restrictive covenants and certain events of default contained in the indenture. The proposed amendments to the indenture will be set forth in a supplemental indenture and are described in more detail in the Offer to Purchase. The supplemental indenture will not be executed unless and until PHI has received consents from holders of a majority of outstanding principal amount of the Notes (as determined in the manner described in the Offer to Purchase), and the amendments will not become operative unless and until PHI has purchased these Notes pursuant to the Offer to Purchase. Holders who tender their Notes will be deemed to have delivered their consents to the proposed amendments, and holders who deliver their consents will be required to tender their Notes.

Holders of Notes that are validly tendered prior to the early tender time of 12:00 midnight, New York City time, at the end of March 14, 2014 (such date and time, as may be extended, the “Early Tender Time”) and accepted for purchase will be entitled to receive total consideration of $1,089.32 per $1,000 principal amount of Notes validly tendered and accepted for purchase, which includes an early tender payment of $30 per $1,000 principal amount of Notes, plus any accrued and unpaid interest relating to such purchased Notes up to, but not including, the initial settlement date, which is expected to be March 17, 2014.

Holders of Notes that are validly tendered after the Early Tender Time, but prior to the Expiration Time, and accepted for purchase will be entitled to receive the tender offer consideration of $1,059.32 per $1,000 principal amount of Notes validly tendered and accepted for payment, plus any accrued and unpaid interest relating to such purchased Notes up to, but not including, the final settlement date, which is expected to be March 31, 2014. Holders of Notes validly tendered after the Early Tender Time and accepted for purchase will not receive an early tender payment.

Notes tendered and related consents may be withdrawn prior to 12:00 midnight, New York City time, at the end of March 14, 2014, unless extended or earlier terminated, except in limited circumstances where withdrawal rights may be required by law.

PHI will not be obligated to accept for purchase any Notes pursuant to the Offer unless certain conditions are satisfied, including (i) PHI’s arrangement of financing in an amount sufficient to fund the full amount necessary to purchase all Notes tendered prior to the Early Tender Time, including related fees and expenses, and (ii) the execution of the supplemental indenture. The Offer and Solicitation are not contingent upon the tender of any minimum principal amount of Notes. Subject to applicable law, PHI may amend, extend or terminate the Offer and Solicitation in its sole discretion.

Assuming the above-described financing is arranged, PHI intends to redeem any Notes not purchased pursuant to the Offer in accordance with the indenture governing the Notes, which currently provides for a “make-whole” redemption price plus any accrued and unpaid interest payable thereon up to, but not including, the redemption date. This press release shall not constitute, or be deemed to constitute, a notice of redemption of the Notes under the indenture governing the Notes.

UBS Investment Bank is acting as the dealer manager and solicitation agent, and Global Bondholder Services Corporation is the information agent and depositary, for the Offer and Solicitation. Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 470-3700 (toll free) (banks and brokerage firms please call (212) 430-3774). Questions regarding the Offer and Solicitation should be directed to UBS Investment Bank at (888) 719-4210 (U.S. toll-free) or (203) 719-4210 (collect), attention: Liability Management Group.

This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. PHI is making the Offer and Solicitation only by, and pursuant to the terms and conditions of, the Offer to Purchase. The complete terms and conditions of the Offer and Solicitation are set forth in the Offer to Purchase and related letter of transmittal, which are being made available to holders of Notes today. Holders are urged to read the tender offer documents carefully when they become available.

PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas and air medical industries and also provides third-party maintenance services to select customers. PHI Voting Common Stock and Non-Voting Common Stock are traded on The NASDAQ Global Market (symbols PHII and PHIIK).

Forward Looking Statements

This press release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of PHI. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to the possibility that PHI’s existing noteholders will not be receptive to the offer or PHI’s potential debt investors will not be receptive to the proposed financing on the terms described above or at all; corporate developments that could preclude, impair or delay the above-described transactions due to restrictions under the federal securities laws; changes in PHI’s credit ratings; changes in PHI’s cash requirements, financial position, financing plans or investment plans; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of PHI to consummate the above-described transactions on the terms described above or at all; and other risks referenced from time to time in PHI’s filings with the Securities and Exchange Commission. There can be no assurances that the above-described transactions will be consummated on the terms described above or at all. You should be aware that new factors may emerge from time to time and it is not possible for PHI to identify all such factors, nor can PHI predict the impact of each such factor on its plans, or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. PHI undertakes no obligation to update any of its forward-looking statements for any reason.

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